Exhibit 10.4

FIRST AMENDMENT TO AGREEMENT OF SUBLEASE (NYT)

By and Between

42ND ST. DEVELOPMENT PROJECT, INC.,

as Landlord

and

NYT REAL ESTATE COMPANY LLC,

as Tenant

Premises:

Block:  1012

Lots:

Address

620-628 8th Avenue

263-267 and 241-261 West 40th Street

242-244 West 41st Street

231-235 West 40th Street

248-256, 260-262 and 268 West 41st Street

634 and 630-632 8th Avenue

Borough of Manhattan

County, City and State of New York

RECORD AND RETURN TO:

DLA Piper Rudnick Gray Cary US LLP

1251 Avenue of the Americas

New York, New York  10020

Attention:  Marc Hurel, Esq.

FIRST AMENDMENT TO AGREEMENT OF SUBLEASE (NYT)

THIS FIRST AMENDMENT TO AGREEMENT OF SUBLEASE (NYT) (this “Amendment”) is made as of the 15th day of August, 2006, by and between 42ND ST. DEVELOPMENT PROJECT, INC. (“42DP”), a subsidiary of New York State Urban Development Corporation (“UDC”) d/b/a Empire State Development Corporation (“ESDC”), a corporate governmental agency of the State of New York constituting a political subdivision and public benefit corporation, having an office at 633 Third Avenue, 33rd floor, New York, New York 10017, as landlord (in such capacity, “Landlord”), and NYT REAL ESTATE COMPANY LLC, a New York limited liability company, having an office c/o The New York Times Company, 229 West 43rd Street, New York, New York 10036, as tenant (in such capacity, “Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and The New York Times Building LLC (“NYTB”) entered into that certain Agreement of Lease dated as of December 12, 2001, as amended by letter dated April 8, 2004 (the “Initial Ground Lease”) with respect to certain land and improvements more particularly described in the Initial Ground Lease;

WHEREAS, NYTB, as landlord, entered into (a) that certain Agreement of Sublease dated as of December 12, 2001 with Tenant, as tenant (the “NYTC Sublease”), (b) that certain Agreement of Sublease (Office) dated as of December 12, 2001 with FC Lion LLC (“FC Lion”), as tenant (the “FC Office Sublease”) and (c) that certain Agreement of Sublease (Retail) dated as of December 12, 2001 with FC Lion, as tenant (the “FC Retail Sublease”);

WHEREAS, the NYTC Sublease, the FC Office Sublease, the FC Retail Sublease, any New Office Subleases (as defined in the FC Office Sublease) and any new leases entered into pursuant to Section 31.6 of any of the foregoing are referred to herein, collectively, as the “Severance Subleases”;

WHEREAS, NYTB submitted the Initial Ground Lease to a leasehold condominium structure pursuant to Article 9-B of the Real Property Law of the State of New York;

WHEREAS, pursuant to that certain Assignment and Assumption Agreement dated as of the date hereof (being the “Lease Assignment Date” under the Initial Ground Lease) between NYTB and Landlord (the “Assignment”), NYTB assigned to Landlord all of NYTB’s right, title and interest in and to the Initial Ground Lease and the Severance Subleases;

WHEREAS, pursuant to the provisions of the Initial Ground Lease and the Assignment, the Assignment did not cause a merger of the interests of landlord and tenant under the Initial Ground Lease, which interests are and shall remain separate and distinct;

WHEREAS, pursuant to Section 32.1(a)(iii)(D) of the Initial Ground Lease, NYTB and Tenant were required to amend the Severance Subleases in order to reflect certain changes to the premises demised under the Severance Subleases and to certify certain other matters to Landlord;

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WHEREAS, Landlord has agreed that the requirements of said Section 32(a)(iii)(D) of the Initial Ground Lease shall be satisfied by the execution by Landlord and Tenant of this Amendment; and

WHEREAS, Landlord and Tenant now wish to amend the provisions of the NYTC Sublease as hereinafter provided and to set forth their agreement with respect to the occurrence of certain dates contemplated by the Initial Ground Lease.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Definitions.  The following defined terms or references shall be deleted from the NYTC Sublease and replaced with the following (other terms used herein without definition shall have the meanings ascribed to them in the NYTC Sublease):

a.      “Demised Premises” shall mean the NYTC Collective Unit (as defined in the Condominium Declaration).

b.      “Lease Assignment Date” shall mean the date hereof.

c.      References to “FC” or “FC Lion LLC” shall hereafter refer to FC Eighth Ave., LLC, a Delaware limited liability company.

2.     Legal Description.  The legal description of the Demised Premises is set forth in Exhibit A attached hereto and made a part hereof.

3.     Landlord’s Name and Address.  The name and address of Landlord is:

42ND ST. DEVELOPMENT PROJECT, INC.

633 Third Avenue, 33rd Floor

New York, New York 10017

4.     Delivery Date.  The Delivery Date was September 24, 2003.

5.     Vesting Date.  The Vesting Date (as defined in the Initial Ground Lease) was August 19, 2002.

6.     Total Taxable Square Feet Certification.  Instead of delivering the same as of the Lease Assignment Date, Tenant shall cause the Total Taxable Square Feet Certification to be executed and delivered to Landlord upon Substantial Completion (as defined in the Initial Ground Lease).

7.     Construction Work.  Article VI of the NYTC Sublease is hereby deleted in its entirety and replaced by the provisions set forth in Exhibit B attached hereto and made a part hereof.  Defined terms in said Article VI have the meanings ascribed to them in the Initial Ground Lease prior to the Assignment as of the date hereof.

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8.     Events of Default.  Sections 14.2(g) and (h) of the NYTC Sublease are hereby deleted in their entirety and replaced with the following:

“(g)         if Tenant shall fail to Commence Construction of Tenant’s Construction Work by the Fixed Construction Commencement Date, as the same may be extended by Unavoidable Delays; or

 (h)          if Tenant shall fail to Substantially Complete Tenant’s Construction Work by the Fixed Substantial Completion Date, as the same may be extended by Unavoidable Delays; or”

9.     Estoppel.  To Landlord’s knowledge, (a) Tenant has fulfilled all of its obligations under the NYTC Sublease to date, (b) no Default or Event of Default (as each is defined in the NYTC Sublease) by Tenant exists under the NYTC Sublease and (c) Landlord has no claims (including claims of off-set, defense or counterclaims) against Tenant alleging Tenant’s default under the NYTC Sublease.

10.   Recording.  Landlord and Tenant agree that Tenant shall cause this Amendment to be recorded and that Tenant shall pay any transfer or similar taxes that may be payable as a result of this Amendment.  This Amendment shall also amend that certain Memorandum of Agreement of Sublease dated as of December 12, 2001 and recorded on October 24, 2003 with the Office of the Register of the City of New York, New York County under CRFN 2003000433125 (the “Memorandum”) to the extent of any conflict between the terms of this Amendment and the Memorandum.

11.   Rights of Landlord.  Section 14.3(e) of the NYTC Sublease is hereby deleted in its entirety and replaced with the following:

“(e) Construction Guaranty; Collateral Assignment.  Subject to the rights of all Recognized Mortgagees, upon the occurrence of an Event of Default, Landlord shall have the right to exercise its rights under the Construction Guaranties and any Collateral Assignments to the extent that the same are then in effect.”

12.   No Other Amendments.  As modified by this Amendment, the NYTC Sublease remains in full force and effect.

[the remainder of this page is intentionally blank]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:

42ND ST. DEVELOPMENT PROJECT, INC., as Landlord

By:	/s/ Naresh Kapadia
Name: Naresh Kapadia
Title: AVP-Planning & Design

TENANT:

NYT REAL ESTATE COMPANY LLC, a New York limited liability company

By:	/s/ Kenneth Richieri
Name: Kenneth Richieri
Title: Manager

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ACKNOWLEDGMENTS

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 9th day of August in the year 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared Naresh Kapadia, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Suzanna Blaskovic
Notary Public
Commission Expires

SUZANNA BLASKOVIC NOTARY PUBLIC, State of New York No. 01BL5079348 Qualified in Queens County Commission Expires June 2, 2007

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 9th day of August in the year 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared Kenneth Richieri, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that   he executed the same in h   capacity, and that by h    signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Gita Tiku
Notary Public
Commission Expires

GITA TIKU Notary Public, State of New York No. 01TI6133463 Qualified in New York County Commission Expires September 19, 2009

EXHIBIT A

Legal description

The Condominium Units (hereinafter called the “Units”) in the building (hereinafter called the “Building”) known as The New York Times Building Condominium and by the street address 620 Eighth Avenue, Borough of Manhattan, City, County and State of New York, said Units being designated and described as set forth on Schedule 1 herein and in that certain declaration, dated as of August 4, 2006 made by The New York Times Building LLC pursuant to Article 9-B of the Real Property Law of the State of New York (hereinafter called the “Condominium Act”) establishing condominium ownership of the Building and the land (hereinafter called the “Land”) upon which the Building is situate (which Land is more particularly described below and by this reference made a part hereof), which declaration was recorded in the New York County Office of the Register of The City of New York (the “City Register’s Office”) on August 15, 2006, as CRFN 2006000460293, (which declaration, and any amendments thereto, are hereinafter collectively called the “Declaration”). The Units are also designated as Tax Lot Nos. as set forth on Schedule 1 herein, in Block 1012 of Section 4 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Bureau of The City of New York and on the Floor Plans of the Building fled with the Real Property Assessment Bureau of The City of New York on August 14, 2006 as Condominium Plan No. 1595 and also fled in the City Register’s Office of New York County on August 15, 2006 as Condominium CRFN 2006000460294.

TOGETHER with an undivided percentage interest as set forth in Schedule C herein, respectively, in the Common Elements (as such term is defied in the Declaration) of The New York Times Building Condominium;

The Land area of the Condominium is more particularly described as follows:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at the comer formed by the intersection of the northerly line of West 40th Street with the easterly line of 8th Avenue;

RUNNING THENCE northerly along said easterly line of 8th Avenue, 197 feet 6 inches to the corner formed by the intersection of the easterly side of 8th Avenue with the southerly line of West 41 SC Street;

THENCE easterly along said southerly line of West 41st Street, 400 feet;

THENCE southerly and parallel to said easterly line of 8th Avenue, 197 feet 6 inches to the northerly line of West 40th Street;

THENCE westerly along said northerly line of West 40th Street, 400 feet to the point or place of BEGINNING.

Schedule l

Description of Units

Unit Designation	Tax Lot	Percentage Interest In Common Elements

0-A	1001	0.66%
0-B	1002	0.41%
1-A	1003	2.01%
1-B	1004	0.28%
1-C	1005	0.29%
1-D	1006	0.44%
1-E	1007	0.07%
1-F	1008	0.64%
2-A	1009	4.78%
3-A	1010	4.76%
4-A	1011	4.56%
5-A	1012	1.64%
6-A	1013	1.73%
7-A	1014	1.73%
8-A	1015	1.73%
9-A	1016	1.73%
10-A	1017	1.73%
11-A	1018	1.73%
12-A	1019	1.73%
13-A	1020	1.73%
14-A	1021	1.74%
15-A	1022	1.40%
16-A	1023	1.75%
17-A	1024	1.72%
18-A	1025	1.77%
19-A	1026	1.77%
20-A	1027	1.77%
21-A	1028	1.77%
22-A	1029	1.77%
23-A	1030	1.77%
24-A	1031	1.77%
25-A	1032	1.77%
26-A	1033	1.77%
27-A	1034	1.77%
28-A	1035	0.44%
28-B	1036	0.25%
29-A	1037	1.77%
30-A	1038	1.84%
31-A	1039	1.84%
32-A	1040	1.84%
33-A	1041	1.84%
34-A	1042	1.84%
35-A	1043	1.84%
36-A	1044	1.84%
37-A	1045	1.84%
38-A	1046	1.84%
39-A	1047	1.84%
40-A	1048	1.84%
41-A	1049	1.84%
42-A	1050	1.84%
43-A	1051	1.84%
44-A	1052	1.84%
45-A	1053	1.77%
46-A	1054	1.89%
47-A	1055	1.89%
48-A	1056	1.89%
49-A	1057	1.89%
50-A	1058	1.89%
TOTAL: 58		100.00%

EXHIBIT B

[Article VI from Initial Ground Lease to be attached]

ARTICLEVI
CONSTRUCTION OF THE PROJECT

Section 6.1   Construction of the Project Demolition. Tenant shall undertake, at its cost, the Demolition Work pursuant to the applicable terms of this Article VI.

(b)                    Commencement and Substantial Completion of Tenant’s Construction Work.

(i)        Generally. Tenant shall (A) Commence Construction of Tenant’s Construction Work as soon as is reasonably practicable, but in any event not later than the Fixed Construction Commencement Date (subject to Unavoidable Delays), TIME BEING OF THE ESSENCE as to such date, (B) following Commencement of Construction of Tenant’s Construction Work, perform or cause to be performed Tenant’s Construction Work with diligence and continuity (subject to Unavoidable Delays), and (C) Substantially Complete Tenant’s Construction Work as soon as is reasonably practicable, but in any event not later than the Fixed Substantial Completion Date, TIME BEING OF THE ESSENCE as to such date (subject to Unavoidable Delays). Tenant acknowledges, without waiving any of its rights under Sections 6.1(b)(ii) or 6.l(c)(vi) hereof, that the obtaining of financing with respect to the performance of its construction of the New Building is not a condition precedent to Tenant’s obligations under this Article VI.

(ii)       Extension Due to Certain Litigation. In addition to any extension to which Tenant is entitled due to the occurrence of Unavoidable Delays, in the event that, at any time after the Delivery Date, but prior to the Commencement of Construction, (A) litigation is pending against ESDC or Landlord in connection with the Property or the Project (excluding EDPL valuation litigation), which litigation (1) is not or was not instituted, financed or supported by any of Tenant, NYTC, FC, an Equity Investor or any of its or their Related Entities and (2) has not resulted in an injunction barring Commencement of Construction of Tenant’s Construction Work, and (B) Tenant, in its reasonable and good faith judgment, determines that such litigation prevents or significantly impedes Commencement of Construction of Tenant’s Construction Work (including, without limitation, by preventing or significantly impeding Tenant’s ability to obtain construction financing for the Project), then Tenant shall have the right to extend the Fixed Construction Commencement Date (by written notice to Landlord indicating the exercise of such option and setting forth the basis for such extension) by a number of days equal to the number of days (x) such litigation remains pending and (y) Tenant, in its good faith judgment, determines that the prevention or impediment resulting from such litigation is continuing (the period the Fixed Construction Commencement Date is extended pursuant to this Section 6.1(b)(ii), the “Section 6.1(b)(ii) Extension Period”).

(iii)      No Public Party Obligation. The parties acknowledge and agree that none of the Public Parties shall be obligated to perform any of the Tenant’s Construction Work or any other work on the Land or the Existing Improvements or to provide any funds to Tenant or any Subtenant in connection therewith.

(c)       Other Extensions. Notwithstanding the provisions of Section 6.1(b)(i) hereof, the Fixed Construction Commencement Date and/or the Fixed Substantial Completion Date may be extended as follows.

(i)        In the event of the occurrence of the First Non-Delivery Event, the Fixed Construction Commencement Date shall be deemed to be automatically extended by three (3) months (the “First Extension Period”) to the date that is fifteen (15) months after the Delivery Date; it being agreed that, following the occurrence of the First Non-Delivery Event, if Tenant Commences Construction prior to the last day in the First Extension Period, then the 36-month period between the Fixed Construction Commencement Date and the Fixed Substantial Completion Date referred to in Section l.1(a)(cxxvii) hereof (the “Fixed Construction Period”) shall automatically be extended by the number of days (maximum of ninety (90) days) that Tenant Commences Construction prior to the last day of the First Extension Period.

(ii)       In the event of the occurrence of the Third Non-Delivery Event, the Fixed Construction Commencement Date shall be deemed to be automatically extended by six (6) months (the “Second Extension Period”) to the date that is eighteen (18) months after the Delivery Date; it being agreed that following the occurrence of the Third Non-Delivery Event, if Tenant Commences Construction prior to the last day in the Second Extension Period, then the Fixed Construction Period shall automatically be extended by the number of days (maximum of one hundred eighty (180) days) that Tenant Commences Construction prior to the last day of the Second Extension Period.

(iii)      In addition to the extensions described in Sections 6.1(c)(i) and 6.1(c)(ii) hereof, if the Delivery Date occurs prior to the occurrence, if any, of the Third Non-Delivery Event, Tenant may, at and to the extent of Tenant’s election, (A) further extend the Fixed Construction Commencement Date by up to three (3) months by making a payment to Landlord in accordance with Section 6.1(c)(v) hereof and (B) further extend the Fixed Construction Period by up to six (6) months by making a payment to Landlord in accordance with Section 6.1(c)(v) hereof; provided, however, that in the event that Tenant purchases less than the 3-month extension permitted pursuant to clause (iii)(A) of this Section 6.1(c), any such unpurchased days (“Excess Days”) may be purchased by Tenant from time to time, by making a payment to Landlord in accordance with Section 6.1(c)(v) hereof, so as to further extend such extension period, by the number of Excess Days so purchased by Tenant. Any election made by Tenant for the extensions or further extension provided for in this Section 6.1(c)(iii) shall be for a minimum of one (1) month at a time.

(iv)      In addition to the extensions set forth in Sections 6.1(c)(i) and 6.1(c)(ii) hereof, if the Delivery Date occurs subsequent to the occurrence, if any, of the Third Non-Delivery Event, Tenant may, at and to the extent of Tenant’s election, (A) further extend the Fixed Construction Commencement Date by up to six (6) months by making a payment to Landlord in accordance with Section 6.1(c)(v) hereof and (B) further extend the Fixed Construction Period by up to six (6) months by making a payment to Landlord in accordance with Section 6.1(c)(v) hereof; provided, however, that in the event that Tenant purchases less than the 6-month extension permitted pursuant to clause (iv)(A) of this Section 6.1(c), any such unpurchased Excess Days may be purchased by Tenant from time to time, by making a payment to Landlord in accordance with Section 6.1(c)(v) hereof, so as to further extend such extension period, by the number of Excess Days so purchased by Tenant. Any election made by Tenant for the extension or further extension provided for in this Section 6.1(c)(iv) shall be for a minimum of one (1) month at a time.

(v)       Tenant shall exercise any extension permitted by this Section 6.1(c) by written notice to Landlord, which notice (A) shall set forth the period by which Tenant desires to extend the Fixed Construction Commencement Date or the Fixed Construction Period, as applicable, and (B) shall be accompanied by a payment to Landlord, in the case of any extensions pursuant to clause (iii) or (iv) of this Section 6.1(c), in the amount equal to $20,000 per day (for a minimum of one month) for each day that the Fixed Construction Commencement Date or the Fixed Construction Period, as applicable, is so extended (it being agreed that in the event that Excess Site Acquisition

Costs exist for the calendar quarter in which Landlord receives Tenant’s notice given under this Section 6.1(c)(v) any payment to Landlord required under this Section 6.1(c), in lieu of payment in cash by Tenant, instead shall be credited by Landlord against such Excess Site Acquisition Costs in respect to the calendar quarter in which Landlord receives such notice).

(vi)      In addition to the other extensions provided for in this Section 6.1(c), if (A) Tenant is seeking construction financing for the construction of the New Building, (B) the proposed construction lender requires as a condition to entering into such construction financing that Tenant obtain insurance against terrorist acts, (C) such insurance is generally required by lenders with respect to loans for the construction or refinancing of buildings in midtown Manhattan of a size and nature comparable to the New Building, (D) Tenant is using its best efforts to obtain such insurance and (E) such insurance is not Commercially Available, then for so long as Tenant provides evidence, reasonably satisfactory to Landlord, that the conditions listed in this Section 6.1(c)(vi) continue to be met, Tenant shall be entitled to an extension of the Fixed Commencement Construction Date.

(d)                    Approval of Architects.

(i)        Design Architect. The design architect for any Construction Work (other than Interior Construction Work or Demolition Work) governed by any element of the DUO shall be the Design Architect. If Tenant shall desire to replace Renzo Piano Building Workshop or any Replacement Design Architect previously approved by Landlord as the Design Architect, then such replacement Design Architect proposed by Tenant shall be approved by Landlord (such approved replacement Design Architect, the “Replacement Design Architect”), so long as the proposed Replacement Design Architect, in Landlord’s reasonable judgment, meets all of the following criteria (the “Replacement Design Architect Approval Criteria”): (A) the proposed Replacement Design Architect is known for artistically combining architecture and engineering in inventive and unique ways; (B) the proposed Replacement Design Architect is capable of creating architecture that sensitively and imaginatively addresses the needs of users of the improvement as well as user of adjacent city sidewalks; (C) the proposed Replacement Design Architect is known for sensitive and imaginative use of materials to resolve problems in new ways; (D) the proposed Replacement Design Architect is known for an influential, diverse body of work, all of which is, as a whole, internationally recognized for high standards of excellence in architecture; (E) the proposed Replacement Design Architect is the recipient of international awards and prizes; (F) the proposed Replacement Design Architect has experience in creating architecture that is responsive to complex urban sites; and (G) the proposed Replacement Design Architect will be involved in all phases of the design, including an active role while the New Building is under construction. In the event that Tenant proposes to replace the Design Architect with an architect that, in Landlord’s reasonable judgment, does not meet the Replacement Design Architect Approval Criteria, then Landlord may approve or disapprove the proposed Design Architect in Landlord’s sole discretion. Any proposed Replacement Design Architect shall, in any event, have substantial experience in construction projects that are comparable in scope and visibility to the New Building and shall not be a Prohibited Person. If Landlord fails to approve or reject any architect nominated by Tenant to be a Design Architect within sixteen (16) Business Days after the written submission to Landlord of such architect’s name and other information (including adequate portfolio information) sufficiently detailed to permit Landlord to make a reasoned judgment of the appropriateness of the proposed architect for the 42nd Street Project, or Landlord fails to make reasonable requests for additional information related thereto within such time period and thereafter to approve or reject such architect within eleven (11) Business Days after written submission of such additional information as

Landlord shall have reasonably requested, Tenant shall have the right to give Landlord a reminder notice, which reminder notice shall contain the following caption in bold and capitalized type:

YOUR APPROVAL OF                              AS THE DESIGN ARCHITECT SHALL BE DEEMED GIVEN IF YOU FAIL TO APPROVE OR REJECT SUCH PERSON WITHIN FIVE (5) BUSINESS DAYS FROM THE DATE OF YOUR RECEIPT OF THIS NOTICE.

If Landlord fails to approve or reject the proposed architect within five (5) Business Days after its receipt of such reminder notice, such architect shall be deemed approved by Landlord. Any rejection of an architect by Landlord shall be accompanied by specific reasons set forth in reasonable detail.

(ii)       Other Architects and Engineers. Except in respect of the Design Architect (which shall be approved in accordance with Section 6.1(d)(i) hereof), the Production Architect and each other architect and engineer proposed to be engaged in respect to any Construction Work (other than Interior Construction Work or demolition work (other than the Demolition Work)) (A) governed by any element of the DUO, (B) affecting a Structural Component (other than by having a Nonadverse Structural Effect), or (C) of a value of greater than $1,000,000 (which amount shall be Adjusted for Inflation from the Substantial Completion Date), shall be approved by Landlord: (1) in respect of any Construction Work subject to clause (A) of this Section 6.1(d)(ii), in Landlord’s sole discretion; and (2) in respect of Construction Work subject only to clause (B) or (C) of this Section 6.1(d)(ii), in Landlord’s approval not to be unreasonably withheld. Each such Architect shall have substantial experience in construction projects that are comparable in scope to such architect’s intended work at the Project and shall not be a Prohibited Person. Each such Engineer shall (x) be of recognized standing among its peers, (y) have at least ten (10) years experience in providing engineering services in respect of highrise buildings in urban centers and (z) not be a Prohibited Person. If Landlord fails to approve or reject any architect nominated by Tenant to be an Architect (other than the Design Architect), or engineer nominated by Tenant to be an Engineer, as the case may be, within sixteen (16) Business Days after the written submission to Landlord of such architect’s name and other information (including adequate portfolio information) sufficiently detailed to permit Landlord to make a reasoned judgment of the appropriateness of the proposed architect or engineer, as the case may be, for the 42nd Street Project, or Landlord fails to make reasonable requests for additional information related thereto within such time period and thereafter to approve or reject such architect or engineers, as the case may be within eleven (11) Business Days after written submission of such additional information as Landlord shall have reasonably requested, Tenant shall have the right to give Landlord a reminder notice, which reminder notice shall contain the following caption in bold and capitalized type:

YOUR APPROVAL OF                              AS AN ARCHITECT/ENGINEER SHALL BE DEEMED GIVEN IF YOU FAIL TO APPROVE OR REJECT SUCH PERSON WITHIN FIVE (5) BUSINESS DAYS FROM THE DATE OF YOUR RECEIPT OF THIS NOTICE.

If Landlord fails to approve or reject the proposed architect or engineers, as the case may be, within five (5) Business Days after its receipt of such reminder notice, such architect or engineer, as the came may be, shall be deemed approved by Landlord. Any rejection of an architect or engineer, as the case may be, by Landlord shall be accompanied by specific reasons setting forth in reasonable detail the basis for such rejection.

(e)       Approval of Contractors.

(i)        General Standard; Prohibited Persons. All Construction Work shall be performed and/or managed by one or more reputable and responsible general contractor(s) (or if Tenant, or any Subtenant, as the case may be, hires contractors instead of a general contractor, such contractors) or construction manager(s). No general contractor, construction manager, Major Contractor or other contractor that is engaged to do Construction Work shall be a Prohibited Person. Tenant shall cause such restriction to be inserted in each Sublease.

(ii)       General Contractor(s) and Construction Manager(s). Each general contractor and/or construction manager engaged in respect of Tenant’s Construction Work shall be subject to the approval of Landlord. Landlord approves, on the date hereof, those general contractors and construction managers listed on Exhibit M attached hereto (it being understood that such approval of Landlord (A) is valid for a period ending on the earlier of (1) the date that is five (5) years after the date hereof and (2) the occurrence of any material change in the ownership of the applicable general contractor or construction manager, as the case may be and (B) is not an approval of any proposed general contractor construction manager’s Prohibited Person status). Tenant shall deliver to Landlord and update as necessary from time to time upon request therefor, a list identifying to Landlord each general contractor and construction manager that is a member of the Development Team. Landlord shall have the right to disapprove any such general contractor or construction manager only: [a] if such general contractor or construction manager is a Prohibited Person; or [b] if such general contractor or construction manager, in Landlord’s reasonable judgment, has demonstrated a failure, based on prior job performance, to exercise due care in the performance of the work for which such contractor may be hired in respect of the New Building (it being agreed that no Person listed on Exhibit M attached hereto may be disapproved by Landlord on the basis described in this clause (b) of this Section 6.1(e)(ii)). If Landlord fails to approve or reject any such general contractor or construction manager within eleven (11) Business Days after the written submission to Landlord of such Person’s name, address, phone number and EIN (as well as those Principals thereof) or Landlord fails to make reasonable requests for additional information related thereto within such time period and thereafter to approve or reject such general contractor or construction manager within six (6) Business Days after written submission of such additional information as Landlord shall have reasonably requested, Tenant shall have the right to give Landlord a reminder notice, which reminder notice shall contain the following caption in bold and capitalized type:

YOUR APPROVAL OF                                AS A MEMBER OF A DEVELOPMENT TEAM SHALL BE DEEMED GIVEN IF YOU FAIL TO APPROVE OR REJECT SUCH PERSON WITHIN FIVE (5) BUSINESS DAYS FROM THE DATE OF YOUR RECEIPT OF THIS NOTICE.

If Landlord fails to approve or reject such proposed member of the Development Team within five (5) Business Days after its receipt of such reminder notice, such proposed member of the Development Team shall be deemed approved by Landlord. Any rejection of such a member of the Development Team by Landlord shall be accompanied by specific reasons setting forth in reasonable detail the bases for such rejection.

(iii)      Major Contractors. Prior to the time at which Tenant solicits any bids for labor or materials for any Construction Work (other than Interior Construction Work) governed by any element of the DUO or affecting a Structural Component (other than by having a Nonadverse

Structural Effect), Tenant shall furnish Landlord for its approval (to the extent hereinafter provided) a list of all Persons Tenant intends to solicit for any such work who, if so selected, would (a) have a contract in respect of the Property amounting to a value of greater than $1,000,000 (which amount shall be Adjusted for Inflation from the Substantial Completion Date), or (b) otherwise be responsible for an item that is governed by the DUO or affects a Structural Component, other than by having a Nonadverse Structural Effect (any such contractor, a “Major Contractor”). The list shall state the name, address, phone number and EIN of each such Major Contractor and each of its Principals and in what capacity such Major Contractors would be performing work at the Property. Landlord shall have the right to disapprove any Major Contractor only: (1) if such Major Contractor is a Prohibited Person; or (2) if such Major Contractor, in Landlord’s reasonable judgment, demonstrated a failure, based on prior job performance, to exercise due care in the performance of the work for which such Major Contractor may be hired in respect of the New Building (it being agreed that no Person listed on Exhibit N attached hereto may be disapproved by Landlord on the basis described in this clause (2) of this Section 6.1(e)(iii)). If Landlord fails to approve or reject any Major Contractor within eleven (11) Business Days after the receipt by Landlord of such Major Contractor’s name, address, phone number and EIN (and those of its Principals), or Landlord fails to make reasonable requests for additional information related thereto within such time period and thereafter to approve or reject such Major Contractor within six (6) Business Days after written submission of such additional information as Landlord shall have reasonably requested, Tenant shall have the right to give Landlord a reminder notice, which reminder notice shall contain the following caption in bold and capitalized type:

YOUR APPROVAL OF                                AS A MAJOR CONTRACTOR SHALL BE DEEMED GIVEN IF YOU FAIL TO APPROVE OR REJECT SUCH PERSON WITHIN FIVE (5) BUSINESS DAYS FROM THE DATE OF YOUR RECEIPT OF THIS NOTICE.

If Landlord fails to approve or reject the proposed Major Contractor within five (5) Business Days after its receipt of such reminder notice, such Major Contractor shall be deemed approved by Landlord. Any rejection of a Major Contractor by Landlord shall be accompanied by specific reasons set forth in reasonable detail. Landlord approves, on the date hereof, the Major Contractors listed on Exhibit N attached hereto.

Section 6.2   Plans and Specifications.

(a)       Approval of Plans and Specifications. (i) Approval Standard. In the event that the Design Architect is Renzo Piano Building Workshop, or a Replacement Design Architect approved or deemed approved by the Landlord in accordance with the Replacement Design Architect Approval Criteria, the standard for approval of all DUO design reviews shall be “Landlord’s reasonable judgment”. In the event that the Design Architect is not Renzo Piano Building Workshop, or a Replacement Design Architect approved or deemed approved by the Landlord in accordance with the Replacement Design Architect Approval Criteria, the standard for all DUO design reviews shall be “Landlord’s sole discretion”.

(ii)       Approval of Schematic Design Plans. Prior to the date hereof, Landlord has reviewed the Schematic Design Plans and, having deemed the Schematic Design Plans (other than the items listed in that certain letter, dated as of the date hereof, from Landlord to NYTC and Forest City Ratner Companies (the “December Letter”) a copy of which is attached hereto as Exhibit I-3) to be in accordance with the DUO, has approved the Schematic Design Plans (other than the items listed in the December Letter). Promptly after the date hereof, Tenant shall submit the items listed in the December Letter to Landlord, and Landlord shall have the right to approve or disapprove the same in Landlord’s reasonable discretion with respect to the compliance of same with the DUO (the items listed in the December Letter, once approved by Landlord in accordance with this Section 6.2(a)(ii), together with the Schematic Design Plans, the “Approved Schematic Design Plans”). Landlord hereby approves the design for Tenant’s Subway Improvements, as such design is depicted in the Site 8 South Subway Agreement as in effect on the date hereof.

(b)       Submission and Review of Proposed Design Development Plans. Prior to Tenant’s first submittal of Final Plans and Specifications to the New York City Buildings Department prior to the Commencement of Construction of the New Building, Tenant shall submit to Landlord the proposed Design Development Plans (in both standard architectural drawings and in electronic format (including CAD drawings)) solely so that Landlord may determine whether the proposed Design Development Plans conform to the Approved Schematic Design Plans and otherwise comply with DUO. Landlord’s approval shall be governed by the applicable provisions of Section 6.2(a)(i) hereof (it being acknowledged and agreed that the design approval process set forth in this Section 6.2 is an iterative process that may require at least six (6) months from submittal to Landlord of the proposed Design Development Plans until Landlord’s approval may be obtained). If Landlord determines that the proposed Design Development Plans conform to the Approved Schematic Design Plans, Landlord shall so notify Tenant. If Landlord determines that the proposed Design Development Plans do not so conform, Landlord shall so notify Tenant, specifying in reasonable detail in what respects the proposed Design Development Plans do not so conform, and Tenant shall revise them to so conform and shall resubmit the proposed Design Development Plans to Landlord for review for that purpose. Landlord shall be deemed to have approved any portions of the proposed Design Development Plans as to which Landlord does not expressly notify Tenant, as set forth in the immediately preceding sentence, of such non-conformity. The initial review by Landlord of the proposed Design Development Plans shall be carried out within twenty (20) Business Days of the date of the submission thereof by Tenant and any subsequent review by Landlord of any revisions thereto shall be carried out within fifteen (15) Business Days of the date of Tenant’s submission of such revision. In the case of resubmissions or revisions, Landlord may not disapprove any matter previously submitted and approved or deemed approved, except to the extent that such resubmission or revision affects the matter so approved or deemed approved.

(c)       Submission and Review of Proposed Final Plans and Specifications. Prior to Tenant’s first submittal of Final Plans and Specifications to the New York City Buildings Department prior to the Commencement of Construction of the New Building, Tenant shall submit to Landlord proposed Final Plans and Specifications (in both standard architectural drawings and in electronic format (including the CAD drawings)) solely so that Landlord may determine whether the proposed Final Plans and Specifications conform to the Design Development Plans and otherwise comply with DUO. Landlord’s approval shall be governed by the applicable provisions of Section 6.2(a)(i) hereof (it being acknowledged and agreed that the design approval process set forth in this Section 6.2. is an iterative process that may require at least forty-five (45) days from submittal to Landlord of the proposed Final Plans and Specifications until Landlord’s approval may be obtained). If Landlord determines that the proposed Final Plans and Specifications conform to the Design Development Plans, Landlord shall so notify Tenant. If Landlord determines that the proposed Final Plans and Specifications do not so conform, Landlord shall so notify Tenant, specifying in reasonable detail in what respects the proposed Final Plans and Specifications do not so conform, and Tenant shall revise them to so conform and shall resubmit the proposed Final Plans and Specifications to Landlord for review for that purpose. Landlord shall be deemed to have approved any portions of the proposed Final Plans and Specifications as to which Landlord does not expressly notify Tenant, as set forth in the immediately-preceding sentence, of such non-conformity. The initial review by Landlord of the proposed Final Plans and Specifications shall be carried out within twenty (20) Business Days of the date of submission thereof by Tenant and any subsequent review by Landlord of any revisions thereto shall be carried out within fifteen (15) Business Days of Tenant’s submission of such revision. In the case of resubmissions or revisions, Landlord may not disapprove any matter previously submitted and approved or deemed approved, except to the extent that such resubmission or revision affects any matter so approved or deemed approved.

(d)       Modification of Approved Schematic Design Plans, Design Development Plans or Final Plans and Specifications. If Tenant desires to modify the Approved Schematic Design Plans, Design Development Plans or Final Plans and Specifications after they have been approved or deemed approved by Landlord pursuant to this Article VI, and either (1) Tenant has not provided to Landlord an Architect’s Certification, prepared by an Architect or an Engineer approved (or deemed approved) by Landlord in accordance with Section 6.1(d)(ii) hereof, describing the proposed modification and stating that such modification is not to have been governed by any element of the DUO or does not affect a Structural Component (other than by having a Nonadverse Structural Effect), or (2) such modification represents an immaterial field change to such plans (notification of each such immaterial field change being promptly provided to Landlord by Tenant together with adequate identification of such change and an explanation of the change made), Tenant shall submit the proposed modifications to Landlord, clearly identifying each such modification, together with a statement of Tenant’s reasons therefor. If (A) Tenant has submitted such aforesaid Architect’s Certification and such Architect’s Certification has not been objected to by Landlord within five (5) Business Days after Landlord’s receipt thereof or (B) such modification represents an immaterial field change and Tenant has provided the information required in clause (2) of this Section 6.2(d), then such submission of the proposed modifications for Landlord’s review and approval is not required. Unless and until a proposed modification is clearly identified by Tenant, such modification shall not be considered by Landlord and the prior set of approved plans shall govern in respect of such modification. Landlord shall not disapprove any matter previously submitted and approved, or deemed approved by Landlord, except to the extent that the proposed modification affects any matter so approved or deemed approved. If Landlord determines, in accordance with the applicable provisions of Section 6.2(a)(i) hereof, that any proposed modifications are acceptable to Landlord, Landlord shall so notify Tenant. If Landlord determines, in accordance with the applicable provisions of Section 6.2(a)(i) hereof, that such modifications are not otherwise acceptable, Landlord shall so notify Tenant, setting forth in reasonable detail Landlord’s reasons for such determination. In the event Landlord determines the modification to be unacceptable, Tenant shall either (i) withdraw the proposed modification, in which case construction of the New Building shall proceed on the basis of the submissions previously approved or deemed approved by Landlord, or (ii) revise the proposed modifications so that they are acceptable to Landlord and resubmit them to Landlord for review in accordance with the standards hereinabove set forth. Each review by Landlord under this Section 6.2(d) shall be carried out within fifteen (15) Business Days of the date of submission of the proposed modifications to the Approved Schematic Design Plans, Design Development Plans or the Final Plans and Approved Specifications, as the case may be, unless the proposed modification substantially alters the Approved Schematic Design Plans, Design Development Plans or the Final Plans and Specifications, in which event, so long as Landlord notifies Tenant within such fifteen (15) Business Day period that Landlord so regards the proposed modification, Landlord’s review shall be carried out within twenty (20) Business Days of the date of submission of the proposed modification.

(e)       Compliance with Legal Requirements. The Final Plans and Specifications (and any modification thereto) shall comply with all Legal Requirements and Insurance Requirements (but need not comply with the Zoning Resolution, it being understood that the Construction Work may be constructed without reference to the provisions of the Zoning Resolution). Landlord’s approval of any such Final Plans and Specifications (or any modification thereto) drawings shall not be, nor shall be construed as being, or relied upon as, a determination that any such Final Plans and Specifications (or any modification thereto) drawings comply with any Legal Requirements or Insurance Requirements.

(f)        Submission in Triplicate. All drawings submitted to Landlord pursuant to this Section 6.2 shall be submitted in triplicate.

(g)       Production Architect. Notwithstanding any provision of this Lease requiring the execution by the Design Architect of any certificate or other document, Landlord agrees that such certificate or other document (including, without limitation, any Architect’s Certificate and any document with respect to the determination of the occurrence of Substantial Completion) may be executed, in lieu thereof, by the Production Architect on behalf of the Design Architect once approved by the Design Architect.

Section 6.3          Performance of Construction Work.

(a)       Standards for Construction Work.

(i)        All Construction Work shall be performed with due diligence, continuity, in a good and workmanlike manner and in accordance with good construction practice, subject however to Unavoidable Delays.

(ii)       All Construction Work shall be performed and completed in accordance with the DUO, the applicable Final Plans and Specifications as they relate to the DUO, all Legal Requirements, Insurance Requirements and the provisions of Articles VI, VIII and XI hereof, as applicable.

(iii)      From and after the Delivery Date, the Property shall be free of liens (it being understood that Tenant shall have up to forty-five (45) days to cause any liens imposed on the Property from and after the Delivery Date to be fully discharged or bonded and to provide evidence thereof to Landlord).

(iv)      All Construction Work, when completed, shall be of the standard and quality commonly required at Class “A” office buildings (as understood on the date hereof) in midtown Manhattan.

(v)       Tenant shall maintain a complete set of “as built” plans and specifications or marked construction documents and, if prepared by or for Tenant or any Person doing such Construction Work, auto CAD Disks with respect to any such Construction Work, and shall, when and as requested by Landlord, deliver a copy thereof (together with all change orders, field changes, and other changes that comprise a complete record of all such work) to Landlord.

(vi)      No temporary or permanent certificate of occupancy shall be requested by or for Tenant with respect to the Project or any portion thereof unless the Construction Work for which such certificate is being sought has been substantially completed in accordance with the applicable provisions of the DUO.

(vii)     Each agreement between Tenant and any contractor, materialman or other party performing any Construction Work shall contain a representation made by such contractor, materialman or other party that such party is not a Prohibited Person and shall contain a termination right for the benefit of Tenant if such representation shall at any time be untrue.

(b)       Conditions Precedent to Commencement of Construction Work. Tenant shall not commence any Tenant Construction Work and shall not permit any Subtenant or any other Person to commence any Construction Work, (other than Interior Construction Work and the Demolition Work) governed by any element of the DUO or affecting a Structural Component (other than by having a Nonadverse Structural Effect), unless and until:

(i)        Approval of Plans. Landlord shall have approved the Final Plans and Specifications to the extent required in Section 6.2 hereof;

(ii)       Permits. Tenant, at its sole cost and expense, shall have obtained (and thereafter shall maintain) all necessary permits and authorizations required by Legal Requirements for the commencement and prosecution of such work and for approval thereof upon completion, and Tenant shall deliver to Landlord copies of any and all of such permits and/or authorizations required to commence such work prior to the commencement thereof;

(iii)      Documents. Tenant shall have delivered to Landlord the following items: (A) copies of all Final Plans and Specifications which have been stamped as approved by the New York City Buildings Department (it being agreed that the Final Plans and Specifications submitted to the New York City Buildings Department for approval may be only those Final Plans and Specifications approved by Landlord pursuant to Section 6.2(c) hereof); (B) executed counterparts (or copies thereof) of the Collateral Assignments in respect of all construction agreements between Tenant and any general contractor, construction manager, the Design Architect and the other Architects; (C) construction schedules and staging plans; and (D) certificates for the insurance required by Section 10.1 hereof, together with evidence reasonably satisfactory to Landlord of the payment of the premiums therefor;

(iv)      Construction Guaranties. With respect only to Tenant’s Construction Work, including, without limitation. Section 6.6 and Core and Shell “punch list” items (the “Core and Shell Punchlist”) prepared by Tenant and delivered to the Major Contractors upon Substantial Completion, a copy of which Core and Shell Punchlist shall be delivered to Landlord, upon Substantial Completion (and not with respect to any other Construction Work) Tenant has caused NYTC and FCE to execute and deliver to Landlord the NYTC Construction Guaranty and the FCE Construction Guaranty, respectively; provided, however, that if, prior to or after the commencement of Tenant’s Construction Work: (w) NYTC Member is the sole member of Tenant, then Tenant shall only be required to cause the NYTC Construction Guaranty to be executed and delivered to Landlord pursuant to this Section 6.3(b)(iv); (x) FC Member is the sole member of Tenant, then Tenant shall only be required to cause the FCE Construction Guaranty to be executed and delivered to Landlord pursuant to this Section 6.3(b)(iv); (y) ING is the sole member of Tenant, then Tenant shall only be required to cause the ING Construction Guaranty to be executed and delivered to Landlord pursuant to this Section 6.3(b)(iv); and (z) ING is the sole member of FC Member, then Tenant shall, in addition to the NYTC Construction Guaranty, be required to cause the ING Construction Guaranty to be executed and delivered to Landlord pursuant to this Section 6.3(b)(iv) in lieu of the FCE Construction Guaranty; and provided further that Landlord agrees that if, after any Construction Guaranty is provided to Landlord in accordance with this Section 6.3(b)(iv), Tenant delivers to Landlord a NYTC Construction Guaranty, an FCE Construction Guaranty or an ING Construction Guaranty pursuant to clauses (w), (x), (y), or (z), as applicable, then Landlord shall acknowledge in writing to NYTC, FCE or ING Vastgoed B B.V., as applicable, promptly after the aforesaid delivery, that any Construction Guaranty previously delivered to Landlord, and that is to be superseded by the newly delivered Construction Guaranty, is of no further force or effect); and

(v)       There shall be no Default (other than a Minor Default) or Event of Default hereunder.

(c)       Obligations Following Completion of Construction Work. Promptly following completion of any Construction Work (or, in respect of Tenant’s Construction Work, Substantial Completion of Tenant’s Construction Work), Tenant shall furnish to Landlord:

(i)        In respect of any Construction Work governed by any element of the DUO, an Architect’s Certification (which Architect’s Certification has not been objected to within ten (10) Business Days of Landlord’s receipt thereof), prepared by an Architect approved (or deemed approved) by Landlord in accordance with Section 6.1(d)(ii) hereof, that (A) the Architect has examined the applicable Final Plans and Specifications, (B) to its best knowledge, after appropriate investigation, the Construction Work, as then constructed, has been completed substantially and in all material respects in accordance with the applicable Final Plans and Specifications as it relates to and complies with the DUO, and (C) with respect to Tenant’s Construction Work only, indicates in respect to each of (1) the Project overall, and (2) each element of the Project Components, the total number of Square Feet and Rentable Square Feet, and indicating which portion of the difference between Square Feet and Rentable Square Feet is on account of Discretionary Inside Mechanical Space and which portion is on account of below grade, Revenue Producing Retail Space;

(ii)       A copy or copies of the temporary or permanent certificate(s) of occupancy for such Construction Work, if applicable;

(iii)      (A) In respect of the entire Project other than any Subtenant’s initial tenant improvements to its Demised Space, a complete set of “as built” plans in duplicate (one of such plans being delivered in electronic format (including CAD drawings)) showing such construction, as then constructed, if available, and if not available, “marked” final drawings, and (B) in respect of any Subtenant’s (including, without limitation, NYTC in its capacity as a Subtenant) initial tenant improvements to its Demised Space, a complete set of “as built” plans in duplicate (one of such plans being delivered in electronic format (including CAD drawings)), if available, and if not available, “marked” final drawings, if available;

(iv)      Upon request by Landlord, copies of any documents filed with the New York City Department of Buildings;

(v)       Any permits or authorizations which are required for such Construction Work as completed;

(vi)      Copies of all guaranties or certifications called for under any construction agreements, promptly after receipt thereof by Tenant or Tenant’s Related Entities;

(vii)     Copies of all New York Board of Fire Underwriters Certificates (or the equivalent certificate of any successor organization) for such Construction Work;

(viii)    Copies of duly executed waivers of mechanic’s lien from each provider of materials, supplies, equipment or labor to the Project relating to such Construction Work or other evidence of payment reasonably satisfactory to Landlord, promptly after receipt thereof by Tenant;

(ix)       In respect of Tenant’s Construction Work, an easement plan for the applicable portion of the Project showing the location of all easements affecting the Project (or an “as built” survey providing the same information), if required by the New York City Department of Buildings for the issuance of a building permit or certificate of occupancy in respect thereto, and

(x)        Any plans and specifications and other applicable documents in Tenant’s possession reasonably requested by Landlord to demonstrate compliance with the DUO.

(d)       No Responsibility of Landlord. Landlord shall have no responsibility to Tenant or to any Subtenant, architect, engineer, contractor, subcontractor, supplier, materialman, workman or other person, firm or corporation who shall engage in or participate in any construction of any Construction Work. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the estate or interest of Landlord in and to the Property. Whenever and as often as any such lien shall have been filed against the Property, whether or not based upon any action or interest of Tenant or any Subtenant, or if any conditional bill of sale shall have been filed for or affecting any materials, machinery or fixtures used in the construction, repair or operation thereof, or annexed thereto by Tenant, Tenant shall promptly take such action by bonding, deposit or payment as will remove or satisfy the lien or conditional bill of sale.

(e)       Right of Inspection. Landlord shall have the right, during the performance of any Construction Work governed by any element of the DUO or affecting a Structural Component (other than by having a Nonadverse Structural Effect), to (i) maintain, at Landlord’s cost, field personnel or other representatives at the Project to observe Tenant’s construction methods and techniques and to determine that such Construction Work is being performed in accordance with the provisions of this Lease, and (ii) have such field personnel or other designers attend Tenant’s job and/or safety meetings (it being agreed that such Landlord’s field personnel or other representatives shall not instruct contractors, interfere with or impede the work of such or other workers in respect of any such Construction Work). Landlord agrees that the presence and activities of such field personnel or other representatives shall not impede in any respect the performance of such Construction Work. No such observation or attendance by Landlord’s personnel, designers or other representatives shall impose upon Landlord responsibility for any failure by Tenant to comply with any Legal Requirements, Insurance Requirements or safety practices in connection with such Construction Work or constitute an acceptance of any such Construction Work which does not comply in all respects with the provisions of this Lease.

Section 6.4          Use of Plans and Specifications. Landlord shall have the right to use without any payment or other compensation by Landlord therefor, solely for the purposes set forth in the following sentence, (a) the Approved Schematic Design Plans, the Design Development Plans and the Final Plans and Specifications, (b) any surveys and “as built” plans showing the applicable Construction Work, and (c) any other plans and specifications with respect to such Construction

Work. Landlord shall have the right to use the items enumerated in clauses (a) through (c) above to facilitate the exercise of its rights under this Lease and, subsequent to the expiration or termination of this Lease where Landlord retains title to the Property, for the construction, use, operation and Alteration of the applicable Project Component and other purposes incidental thereto; subject, however, to the following restrictions:

(i)        the work product of the Design Architect (the “DA Work Product”) may be used only for the completion of the Construction Work in question or for reference purposes for additions, extensions, remodeling or modification of the Construction Work in question not designed by the Design Architect; however, ownership rights to said DA Work Product and rights therefrom may not be transferred to another party for its use in the design of another project;

(ii)       Design Architect retains all statutory and reserve rights, including copyright, to typical or standard design details, depictions, instructions and specifications regularly used by the Design Architect in the ordinary course of its architectural practice;

(iii)      Design Architect retains the right to publish images and appropriate technical information from Design Architect’s work in professional journals and for portfolio publicity purposes;

(iv)      Design Architect is not responsible for errors or discrepancies on any electronic portable media on which Design Architect’s design documents are transferred except to the extent that such errors or inconsistencies are caused by or contributed to by Design Architect when it transfers such information to such media or while such media are in Design Architect’s possession or control;

(v)       in connection with any publication of photographs or other representations of the Construction Work in question where the design of the Construction Work in question is the subject of the publication, if applicable, the party causing such publication will endeavor to see that reference to the Design Architect as architect for the Construction Work in question is included in any such publication as follows: Renzo Piano Building Workshop, Design Architects, with Fox and Fowle Architects, Executive Architect; and

(vi)      if the Project is materially modified after its completion and Design Architect has not consented or participated in such modification, no reference shall be made to Renzo Piano Building Workshop or Fox and Fowle Architects, as the architect(s) for the Construction Work in question, and the owner of the Construction Work in question shall use its diligent efforts to prevent the dissemination of information regarding such completion or modification which includes any such reference.

Nothing in this Section 6.4 shall permit the selection by Tenant and approval of a Design Architect other than in accordance with Section 6.1(d) hereof. The provisions of this Section 6.4 shall survive any such expiration or earlier termination of this Lease.

Section 6.5          Conditions Precedent to Commencement of Demolition, Asbestos Removal and Lead Abatement. (a) Tenant shall not commence any demolition of the Existing Improvements or commence asbestos removal or lead paint abatement of the Existing Improvements (any such work, the “Demolition Work”) unless and until: (i) Tenant shall have obtained and delivered to Landlord true and complete copies of all necessary permits, consents, certificates and approval of all necessary Governmental Authorities in respect of such work; and (ii) Tenant shall have delivered to Landlord satisfactory certificates evidencing the insurance required by Article X hereof. Subject to Sections 6.5(b) and 6.5(c) hereof, Tenant covenants and agrees that once Tenant has initiated the Demolition Work, it shall thereafter commence Tenant’s Construction Work and continuously, diligently and without material interruption pursue Tenant’s Construction Work until completion.

(b)       After the occurrence of the Delivery Date, Tenant may, at Tenant’s sole election, demolish specified Existing Improvements in accordance with this Section 6.5(b) and not be subject to the covenant contained in the last sentence of Section 6.5(a) hereof if:

(i)        Based on the internal investigation and assessment of the New York City Building Department (and not on information provided by Tenant or any third party related to or otherwise associated with Tenant), the New York City Building Department deems a condition in an Existing Improvement to be unsafe and requires immediate demolition of such Existing Improvement; or

(ii)       (A)      Tenant provides to Landlord a statement containing (1) Tenant’s representation that an Existing Improvement has a condition that is an imminent threat to public safety and (2) reasonably detailed information (together with any supporting information reasonably satisfactory to Landlord) demonstrating that Tenant has maintained the Existing Improvement in a responsible manner and has in no way exacerbated or otherwise increased the unsafe condition. Within two (2) Business Days of Landlord’s receipt of such statement, Landlord shall confirm the availability of the Demolition Engineer and shall forward such statement (together with any supporting information provided by Tenant therewith and a copy of this provision) to the Demolition Engineer, requesting the Demolition Engineer to make its assessment within three (3) Business Days of receipt of such materials from Landlord;

(B)       The Demolition Engineer, in a statement to both Tenant and Landlord (1) finds that the indicated Existing Improvement has a condition that is an imminent threat to public safety, (2) confirms that the maintenance of the Existing Improvement by Tenant in no way exacerbated or otherwise increased the unsafe condition, and (3) provides a scope of work and an estimate of the most cost-efficient manner for Tenant to remedy the unsafe condition other than demolition of the applicable Existing Improvements; and

(C)       The estimated cost of remedying the unsafe condition (as estimated by the Demolition Engineer in accordance with clause (B) above) would exceed (1) 100% of the Assessed Value of the Existing Improvements if the proposed demolition would occur between twenty-four (24) months and one day less than eighteen (18) months prior to the Fixed Construction Commencement Date, (2) 75% of the Assessed Value of the Existing Improvements if the proposed demolition would occur between eighteen (18) months and one day less than twelve (12) months prior to the Fixed Construction Commencement Date, (3) 50% of the Assessed Value of the Existing Improvements if the proposed demolition would occur between twelve (12) months and one day less than six (6) months prior to the Fixed Construction Commencement Date and (4) 25% of the Assessed Value of the Existing Improvements if the proposed demolition would occur between six (6) months prior to and the Fixed Construction Commencement Date; provided, however, that Tenant may elect to deliver to Landlord a certification accelerating the Fixed Construction Commencement Date, in which event such accelerated Fixed Construction Commencement Date shall constitute the Fixed Construction Commencement Date for all purposes under this Lease.

(iii)      The term “Demolition Engineer” shall mean one of (A) Robert Sillman of Robert Sillman Associates PC, (B) Diane Kaese of Wiss Janney Elstner, (C) Jeff Smilow of Ysrael Senuk PC or (D) another engineer determined, in any event, as set forth in this Section 6.5(b)(iii). In the event that the first named Demolition Engineer is not available or is unwilling to serve, the Demolition Engineer next set forth on the list shall be engaged, and so on, until arriving at an available Demolition Engineer. If none of such listed Persons is available or willing to serve, the Demolition Engineer shall be selected by the AAA and shall be an impartial engineer, with at least ten (10) years current experience in the assessment of safety conditions in commercial structures in New York City. Tenant shall pay all fees and expenses of the Demolition Engineer (and, if necessary, AAA’s involvement with the selection thereof).

(c)       Notwithstanding that the Delivery Date has not occurred, Tenant may, at Tenant’s sole election, demolish Existing Improvements in accordance with this Section 6.5(c) and not be subject to the covenant contained in the last sentence of Section 6.5(a) hereof, in the event that: (i) Landlord has obtained vacant possession of less than all of the Existing Improvements (any such improvements, the “Vacant Existing Improvements”); (ii) Tenant provides to Landlord a guaranty of any Guarantor, substantially in the form of the Construction Guaranties (modified so as to (x) guaranty (1) completion of all of such Demolition Work that is commenced by Tenant pursuant to this Section 6.5(c) and (2) Tenant’s obligations pursuant to the access agreement described in clause (iii) of this Section 6.5(c) and (y) delete Section 16 thereof (i.e., the financing contingency)); (iii) Tenant enters into an access agreement with Landlord in a form mutually agreed upon by Landlord and Tenant; and (iv) Tenant complies with the requirements of Section 6.5(a) hereof. Provided that Tenant has satisfied the conditions set forth in clauses (i) through (iv) of this Section 6.5(c), then Tenant shall be permitted to undertake the following activities on the specified Vacant Existing Improvements:

(A)      Demolish the Vacant Existing Improvements on any one or more of Lots 15, 8, 14 and 53; and/or

(B)       Undertake pre-demolition activities (e.g., asbestos removal, lead paint abatement) in respect of the other Vacant Existing Improvements.

Nothing in this Section 6.5(c) shall permit Tenant to undertake any excavation on the Property. In the event that litigation is commenced against Landlord in respect of the Property and Landlord reasonably demonstrates that such litigation is directly related to Tenant’s initiating of demolition of Existing Improvements prior to the removal of all occupants from the Property, then each Non-Delivery Event shall be extended by a period of time equal to the duration of such litigation. Tenant shall indemnify, defend and hold harmless each Public Party and its respective officers, directors, members, managers, shareholders, agents and affiliates, and the successor and assigns of each of the foregoing, from and against all claims, actions, causes of action, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses) suffered or incurred by the Public Parties arising out of or related to (1) the aforesaid litigation and (2) any additional costs incurred hereunder due to Demolition Work performed pursuant to this Section 6.5(c). Upon the request of Landlord, in Landlord’s sole discretion, Tenant shall promptly cease all Demolition Work implicated in such litigation. Landlord acknowledges that Tenant’s access to less than all of the Existing Improvements pursuant to this Section 6.5(c) shall not be deemed delivery of Possession of the Property or any portion thereof.

Section 6.6          Construction of Tenant’s Subway Improvements (a) Tenant shall perform or cause to be performed any required Construction Work in respect of the 40th Street subway entrance (including, without limitation, the relocation thereof) in accordance with the requirements of the Zoning Resolution as set forth on June 20, 2000 as if such requirements were applicable to the Property (“Tenant’s Subway Improvements”). The construction of Tenant’s Subway Improvements shall be governed by the Site 8 South Subway Agreement and all applicable Legal Requirements; provided, however, that Landlord shall have the continuing right to review any modification to the Site 8 South Subway Agreement and to approve same solely to the extent that any such modification impacts the DUO. In the event of any conflict between the terms of this Lease and the terms of the Site 8 South Subway Agreement in respect of the performance of Tenant’s Subway Improvements, the terms of the Site 8 South Subway Agreement shall prevail. Landlord acknowledges that substantial completion of Tenant’s Subway Improvements is not a condition precedent to Substantial Completion of Tenant’s Construction Work.

(b)       Tenant shall be responsible for all costs in respect of Tenant’s Subway Improvements. Subject to Section 3.04(b) of the Site 8 South LADA, the actual costs of Tenant’s Subway Improvements in excess of Four Million Dollars ($4,000,000) shall be reimbursed to Tenant as a credit against PILOT under this Lease, but only to the extent that any such excess expenditure was reasonably required, in Landlord’s reasonable opinion based on a detailed accounting of such costs provided by Tenant to Landlord, in order to construct the minimum improvements that would be required under the Zoning Resolution as of June 20, 2000.

(c)       In the event that the completion of Tenant’s Subway Improvements is determined by the New York City Department of Buildings to be a condition to obtaining a temporary or permanent certificate of occupancy for the Core and Shell (and, therefore, is a condition to the achievement of Substantial Completion), and Tenant is delayed in obtaining any such certificate of occupancy solely due to a delay actually caused by the New York City Transit Authority (after taking into account all reasonable measures that were taken or should reasonably have been taken by Tenant to mitigate the effects thereof), the Fixed Substantial Completion Date shall be extended for a period reasonably determined by Landlord, but in no event shall such extension be for a period greater than the period reasonably caused by such delay.

(d)       Prior to the execution of the Site 8 South Subway Agreement, the Public Parties shall, at Tenant’s reasonable cost, cooperate with Tenant in any reasonable way, to facilitate (but without the requirement to expend or to commit to expend funds) the participation of the New York City Transit Authority with the Project.

Section 6.7          Final Completion; Permanent Certificate of Occupancy. Tenant shall, using commercially reasonable efforts, diligently and continuously pursue the development of the New Building until the New Building shall be complete and fully operational. Within a reasonable period after the completion of the initial build out in respect of Demised Space constituting one hundred percent (100%) of the Square Feet to be occupied in the New Building, Tenant shall with reasonable diligence obtain (or cause to be obtained) a permanent certificate of occupancy for the New Building.

Section 6.8          Construction Agreements. All construction agreements valued at One Hundred Thousand Dollars ($100,000) or more shall include the following provisions:

(a)       [“Contractor” / “Subcontractor” / “Materialman”] hereby agrees that immediately upon the purchase by [“contractor” / “subcontractor” / “materialman”] of any building materials to be incorporated in the Property (as defined in the Agreement of Lease, dated                  , 2001, between Owner and 42nd St. Development Project, Inc. (the “Lease”)), such materials shall become the sole property of the Landlord (as defined in the Lease), notwithstanding that such materials have not been incorporated in, or made a part of, such Property at the time of such purchase; provided, however, that the Landlord (as defined in the Lease) shall not be liable in any manner for payment to [“contractor” / “subcontractor” / “materialman”] in connection with the purchase of any such materials, and Landlord shall have no obligation to pay any compensation to [“contractor” / “subcontractor” / “materialman”] by reason of such materials becoming the sole property of the Landlord.

(b)       [“Contractor” / “Subcontractor” / “Materialman” hereby agrees that notwithstanding that [“contractor” / “subcontractor” / “materialman”] performed work at the Property (as defined in the Lease) or any part thereof, Landlord shall not be liable in any manner for payment to [“contractor” / “subcontractor” / “materialman”] in connection with the work performed at the Property.

(c)       [“Contractor” / “Subcontractor” / “Materialman”] hereby agrees to make available for inspection by the Landlord, during reasonable business hours, [“contractor’s” / “subcontractor’s” / “materialman’s”] books and records relating to the Alterations / Construction Work / Condemnation Restoration / Restoration (as defined in the Lease) being performed or the acquisition of any material or equipment to be incorporated into the Property.

(d)       The Landlord is not party to this [“contract” / “agreement”] and will in no way be responsible to any party for any claims of any nature whatsoever arising or which may arise from such [“contract” / “agreement”].

(e)       All covenants, representations, guaranties and warranties of [“contractor” / “subcontractor” / “materialman”] set forth in the preceding four paragraphs shall be deemed to be made for the benefit of the Landlord and shall be enforceable by the Landlord.

Section 6.9          Construction Sign. Within thirty (30) days after request of Landlord, Tenant shall install, during the period in which Tenant is undertaking Tenant’s Construction Work, a project sign at the Project that satisfies the requirements of the DUO, if any, and such sign shall be maintained at the Project by Tenant thereafter at all times until Substantial Completion is achieved.

Section 6.10        Project Area. Tenant shall require its general contractor, construction manager, major trade contractors and all other workers at the Property connected with any Construction Work to work harmoniously with each other, and with other contractors and workers on the Project, and Tenant shall not engage in, permit or suffer, any conduct which may disrupt such harmonious relationship. Tenant shall take commercially reasonable efforts to (a) enforce the aforesaid requirements and (b) cause its general contractor, construction manager and major trade contractors to minimize any interference with the use, occupancy and enjoyment of the Project area by other occupants and visitors thereof.

Section 6.11        Title to Materials. All materials and other Equipment incorporated in the Improvements, excluding any Tenant or Subtenant personal property, shall, effective upon their incorporation into the Project and at all times thereafter, constitute the property of Landlord and shall constitute a portion of the Property.

Section 6.12        Nonadverse Structural Effect. Tenant may provide to Landlord a statement of an Architect or an Engineer approved by Landlord pursuant to this Lease, in the form of Exhibit O attached hereto, certifying that the contemplated Construction Work shall have no adverse effect on a Structural Component that is greater than a Nonadverse Structural Effect. Such statement shall be based solely on such Engineer’s or Architect’s sole assessment of the Construction Work in question and not on any representations or other statements made by Tenant or any other party. Landlord shall approve or disapprove of such Engineer’s or Architect’s statement, in Landlord’s reasonable discretion, within ten (10) Business Days of Landlord’s receipt thereof.

Section 6.13        Arbitration. Disputes regarding any aspect of this Article VI, except for those expressly stated otherwise or those that pertain to the DUO, may be referred to arbitration pursuant to Section 16.3 hereof.